Exhibit 14.1.

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Annual Report on Form 20-F of Magyar Telekom Nyrt., of our report dated June 17, 2008, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in such Annual Report. We also consent to the references to us under the headings “Selected Financial Data” in such Annual Report.

PricewaterhouseCoopers Könyvvizsgáló és Gazdasági Tanácsadó Kft.

Budapest, Hungary

June 17, 2008